Exhibit 99.1

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION
REPORTS SECOND QUARTER 2015 RESULTS

Bethpage, NY, August 7, 2015 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the second quarter ended June 30, 2015.

Second quarter consolidated net revenues increased 1.6% to $1.653 billion, consolidated adjusted operating cash flow (“AOCF”)1 decreased 2.7% to $474.3 million and consolidated operating income decreased 4.5% to $244.5 million, all compared with the prior year period.

Operating highlights for the second quarter include:

•	Improved subscriber performance with largest quarterly gains in both customer relationships and high-speed data, in more than two years.

•	Average Monthly Cable Revenue per Customer ("RPC") of $158.52, an increase of $5.80 or 3.8%, compared with the prior year period.

•	Year to date Consolidated Free Cash Flow from Continuing Operations[1] of $207.3 million.

Cablevision CEO James L. Dolan said, “Cablevision continued to perform well in the second quarter, achieving growth in net revenue and revenue per customer. Over the past three years, we have transformed our company through strategic investments that have made our operations more efficient, increased the reliability and performance of our network, and enhanced our products and the customer experience. This has contributed to our largest quarterly gains in both customer relationships and high-speed data customers in more than two years. We will continue to focus on providing superior service and innovative products that will resonate with consumers.”

1.	See definition of AOCF and Consolidated Free Cash Flow from Continuing Operations included in the discussion of non-GAAP financial measures on page 3 of this earnings release.

Cable
Cable includes our Optimum-branded digital cable television, high-speed Internet and voice services as well as Optimum WiFi, the nation's most robust WiFi network.

Cable net revenues for the second quarter 2015 increased 1.8% to $1.481 billion, AOCF decreased 3.4% to $462.7 million and operating income decreased 4.4% to $268.6 million, all compared with the prior year period. Second quarter net revenue growth primarily reflects rate initiatives and continued disciplined pricing strategies, partially offset by fewer customers and lower advertising revenue. Second quarter AOCF reflects higher programming, legal fees, product development and marketing costs, partially offset by the increase in revenue and lower customer service-related costs, as compared to the prior year period.

The following table illustrates the change in the Cable customer base during the second quarter of 2015:

Customer Data
(rounded to nearest thousand)

	Total March 31, 2015	Net Gain/(Loss)	Total June 30, 2015

Total Customers(a)	3,112	5	3,117

Video	2,653	(16)	2,637
High-Speed Data	2,767	14	2,781
Voice	2,215	(7)	2,208

Serviceable Passings	5,055	12	5,067

(a)	Total customers are defined as the number of households/businesses that receive at least one of the Company's services.

Lightpath
Lightpath is a premier provider of integrated business communications solutions to large and mid-sized commercial organizations across the New York metropolitan area.

For the second quarter 2015, Lightpath net revenues increased 3.4% to $91.0 million, AOCF increased 11.5% to $43.8 million and operating income increased 19.5% to $20.3 million, each as compared with the prior year period. Second quarter results primarily reflect an increase in revenue from Ethernet services.

Other
Other principally consists of Newsday, News 12 Networks, Cablevision Media Sales Corporation and certain other businesses and unallocated corporate costs.

Second quarter net revenues decreased 3.7% to $91.3 million, AOCF deficit increased 4.3% to $32.1 million and operating loss increased 6.0% to $44.5 million, all compared with the prior year period. Second quarter net revenue decline primarily reflects lower advertising revenue at Newsday, partially offset by increased advertising revenue at News 12 Networks. Second quarter AOCF reflects lower revenue and higher corporate costs, partially offset by a decrease in expenses at Newsday due to lower operating costs.

Other Matters
On August 6, 2015, the Board of Directors of Cablevision declared a quarterly dividend of $0.15 per share on each outstanding share of Cablevision NY Group Class A Common Stock and Cablevision NY Group Class B Common Stock. This quarterly dividend is payable on September 10, 2015 to shareholders of record at the close of business on August 21, 2015.

There were no stock repurchases during the second quarter of 2015. As of June 30, 2015, Cablevision had approximately $455 million available under its stock repurchase authorization.

Non-GAAP Financial Measures
We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization (including impairments), excluding share-based compensation expense and restructuring charges or credits. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense allows investors to better track the performance of the various operating units of our business without regard to expense associated with awards of restricted shares, restricted stock units and stock options that are not expected to be made in cash.

We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure. We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis. AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry. Internally, we use net revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles ("GAAP"). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of AOCF to operating income (loss), please see page 6 of this release.

We define Consolidated Free Cash Flow from Continuing Operations (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash from operating activities (continuing operations) plus any excess tax benefit related to share-based awards less capital expenditures (continuing operations), all of which are reported in our Consolidated Statement of Cash Flows. Net cash from operating activities excludes net cash from operating activities of our discontinued operations. We believe the most comparable GAAP financial measure of our liquidity is net cash from operating activities. We believe that Free Cash Flow is useful as an indicator of our overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment and other discretionary and non-discretionary cash uses. It is also one of several indicators of our ability to make investments and/or return capital to our shareholders. We also believe that Free Cash Flow is one of several benchmarks used by analysts and investors who follow our industry for comparison of our liquidity with other companies in our industry, although our measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

ABOUT CABLEVISION
Cablevision Systems Corporation (NYSE: CVC) is a leading media and telecommunications company, serving millions of households and businesses throughout the greater New York area. Providing quality products that keep customers connected, Cablevision offers Optimum-branded digital cable television, high-speed Internet and voice services as well as Optimum WiFi, the nation's most robust WiFi network. Cablevision’s Lightpath subsidiary is a premier provider of integrated business communications solutions for larger companies. Through its local media and programming properties – News 12 Networks and Newsday Media Group – Cablevision also delivers news and information created specifically for the communities it serves. Additional information about Cablevision is available at www.cablevision.com.

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industries in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein. The company disclaims any obligation to update any forward-looking statements contained herein.

Contacts:	Charles Schueler	Cindi Buckwalter
	Executive Vice President	Senior Vice President
	Media and Community Relations	Investor Relations
	(516) 803-1013	(516) 803-2264

Cablevision’s website: www.cablevision.com
The conference call will be webcast live today at 10:00 a.m. ET
Conference call dial-in number is (888) 694-4641 / Conference ID Number 64694958 / Conference call replay number (855) 859-2056 / Conference ID Number 64694958 until August 14, 2015.

CABLEVISION SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Revenues, net	$1,653,393	$1,628,137	$3,268,164	$3,203,723

Operating expenses
Technical and operating	805,596	788,317	1,601,484	1,561,300
Selling, general and administrative	389,408	363,187	766,172	743,407
Restructuring expense (credits)	(4)	(348)	(536)	667
Depreciation and amortization (including impairments)	213,929	221,088	432,829	435,373
Operating income	244,464	255,893	468,215	462,976
Other income (expense):
Interest expense, net	(145,876)	(143,135)	(290,888)	(284,017)
Gain on investments, net	78,818	78,612	45,747	36,837
Gain (loss) on equity derivative contracts, net	(22,693)	(32,613)	23,473	6,036
Loss on extinguishment of debt and write-off of deferred financing costs	(1,735)	(7,687)	(1,735)	(8,298)
Miscellaneous, net	1,307	1,806	2,314	2,537
Income from continuing operations before income taxes	154,285	152,876	247,126	216,071
Income tax expense (a)	(78,609)	(61,848)	(116,549)	(34,909)
Income from continuing operations, net of income taxes	75,676	91,028	130,577	181,162
Income (loss) from discontinued operations, net of income taxes (b)	—	3,510	(10,502)	3,076
Net income	75,676	94,538	120,075	184,238
Net loss (income) attributable to noncontrolling interests	(81)	(328)	153	(265)
Net income attributable to Cablevision Systems Corporation stockholders	$75,595	$94,210	$120,228	$183,973

Basic income (loss) per share attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations, net of income taxes	$0.28	$0.34	$0.49	$0.69
Income (loss) from discontinued operations, net of income taxes	$—	$0.01	$(0.04)	$0.01
Net income	$0.28	$0.36	$0.45	$0.70
Basic weighted average common shares (in thousands)	269,301	263,730	268,614	263,033
Diluted income (loss) per share attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations, net of income taxes	$0.27	$0.34	$0.48	$0.67
Income (loss) from discontinued operations, net of income taxes	$—	$0.01	$(0.04)	$0.01
Net income	$0.27	$0.35	$0.44	$0.68
Diluted weighted average common shares (in thousands)	275,228	269,260	274,802	268,729
Amounts attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations, net of income taxes	$75,595	$90,700	$130,730	$180,897
Income (loss) from discontinued operations, net of income taxes	—	3,510	(10,502)	3,076
Net income	$75,595	$94,210	$120,228	$183,973
Cash dividends declared per share of common stock	$0.15	$0.15	$0.30	$0.30

(a)	Income tax expense for the six months ended June 30, 2014 includes a tax benefit of $53,132 resulting from the reversal of an uncertain tax position liability.

(b)
The Company recorded an expense of $10,502, net of income taxes, during the three months ended March 31, 2015,with respect to the decision in a case relating to Rainbow Media Holdings LLC, a business whose operations were previously discontinued.

CABLEVISION SYSTEMS CORPORATION
RECONCILIATION OF OPERATING INCOME TO ADJUSTED OPERATING CASH FLOW AND CONSOLIDATED FREE CASH FLOW FROM CONTINUING OPERATIONS
(Dollars in thousands)
(Unaudited)

RECONCILIATION OF OPERATING INCOME TO ADJUSTED OPERATING CASH FLOW(a)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Operating income	$244,464	$255,893	$468,215	$462,976
Share-based compensation	15,939	10,695	27,850	22,601
Restructuring expense (credits)	(4)	(348)	(536)	667
Depreciation and amortization	213,929	221,088	432,829	435,373
Adjusted operating cash flow	$474,328	$487,328	$928,358	$921,617

CONSOLIDATED FREE CASH FLOW FROM CONTINUING OPERATIONS(a)

	Six Months Ended June 30,
	2015	2014

Net cash provided by operating activities(b)	$584,235	$707,478
Add: excess tax benefits related to share-based awards	4,323	746
Less: capital expenditures(c)	(381,305)	(425,193)
Consolidated free cash flow from continuing operations	$207,253	$283,031

(a)	See Non-GAAP Financial Measures on page 3 of this release for a definition and discussion of AOCF and Free Cash Flow from Continuing Operations.

(b)
The level of net cash provided by operating activities will continue to depend on a number of variables in addition to our operating performance, including the amount and timing of our interest payments and other working capital items.

(c)	See page 11 of this release for additional details relating to capital expenditures.

CABLEVISION SYSTEMS CORPORATION
CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS
(Dollars in thousands)
(Unaudited)

REVENUES, NET

	Three Months Ended June 30,		%
	2015	2014	Change

Cable	$1,481,144	$1,454,911	1.8%
Lightpath	91,040	88,030	3.4%
Other(a)	91,311	94,868	(3.7)%
Eliminations(b)	(10,102)	(9,672)	(4.4)%
Total Cablevision	$1,653,393	$1,628,137	1.6%

	Six Months Ended June 30,		%
	2015	2014	Change

Cable	$2,932,682	$2,872,059	2.1%
Lightpath	182,164	174,784	4.2%
Other(a)	173,091	176,350	(1.8)%
Eliminations(b)	(19,773)	(19,470)	(1.6)%
Total Cablevision	$3,268,164	$3,203,723	2.0%

(a)	Represents revenues of Newsday, News 12 Networks, Cablevision Media Sales Corporation and certain other entities.

(b)	Represents inter-segment revenues.

CABLEVISION SYSTEMS CORPORATION
CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS
(Dollars in thousands)
(Unaudited)

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended June 30,		%	Three Months Ended June 30,		%
	2015	2014	Change	2015	2014	Change

Cable	$462,697	$478,875	(3.4)%	$268,609	$280,848	(4.4)%
Lightpath	43,762	39,262	11.5%	20,333	17,019	19.5%
Other(a)	(32,131)	(30,809)	(4.3)%	(44,478)	(41,974)	(6.0)%
Total Cablevision	$474,328	$487,328	(2.7)%	$244,464	$255,893	(4.5)%

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Six Months Ended June 30,		%	Six Months Ended June 30,		%
	2015	2014	Change	2015	2014	Change

Cable	$909,252	$921,907	(1.4)%	520,708	530,469	(1.8)%
Lightpath	87,157	77,745	12.1%	39,608	34,483	14.9%
Other(a)	(68,051)	(78,035)	12.8%	(92,101)	(101,976)	9.7%
Total Cablevision	$928,358	$921,617	0.7%	468,215	462,976	1.1%

(a)	Includes unallocated corporate general and administrative costs and the operating results of Newsday, News 12 Networks, Cablevision Media Sales Corporation, and certain other entities.

CABLEVISION SYSTEMS CORPORATION
SUMMARY OF CABLE OPERATING STATISTICS
(Unaudited)

CABLE	June 30, 2015	March 31, 2015	June 30, 2014

(in thousands)
Total Customers(a)	3,117	3,112	3,165
Video Customers	2,637	2,653	2,771
High-Speed Data Customers	2,781	2,767	2,779
Voice Customers	2,208	2,215	2,273

Serviceable Passings (in thousands)(b)	5,067	5,055	5,052

Penetration
Total Customers to Serviceable Passings	61.5%	61.6%	62.7%
Video Customers to Serviceable Passings	52.0%	52.5%	54.8%
High-Speed Data Customers to Serviceable Passings	54.9%	54.7%	55.0%
Voice Customers to Serviceable Passings	43.6%	43.8%	45.0%

Revenues for the three months ended (dollars in millions)

Video(c)	$813	$801	$806
High-Speed Data	370	363	354
Voice	232	232	227
Advertising	36	31	41
Other(d)	30	25	27
Total Cable Revenue	$1,481	$1,452	$1,455

Average Monthly Cable Revenue per Customer (“RPC”)(e)	$158.52	$155.34	$152.72

(a)	Represents the number of households/businesses that receive at least one of the Company's services.

(b)	Includes residential passings, as well as commercial establishments that have connected to our cable distribution network.

(c)	Includes equipment rental, DVR, franchise fees, video-on-demand and pay-per-view revenue.

(d)	Includes installation revenue, advertising sales commissions, home shopping and other product offerings.

(e)	RPC is calculated by dividing average monthly Cable GAAP revenue for the quarter by the average number of total customers for the quarter.

CABLEVISION SYSTEMS CORPORATION
CAPITALIZATION AND LEVERAGE
(Dollars in thousands)
(Unaudited)

CAPITALIZATION

June 30, 2015

Cash and cash equivalents	$796,565

Credit facility debt	$2,551,429
Senior notes and debentures	5,858,204
Collateralized indebtedness	1,127,541
Capital lease obligations and notes payable	68,348
Debt	$9,605,522

LEVERAGE

Debt	$9,605,522
Less: Collateralized indebtedness of unrestricted subsidiaries(a)	1,127,541
Cash and cash equivalents	796,565
Net debt	$7,681,416

Leverage Ratios(b)
Consolidated net debt to AOCF leverage ratio(a)(c)	4.1x
Restricted Group leverage ratio (Credit Facility Test)(d)(e)	2.7x
CSC Holdings notes and debentures leverage ratio(e)(f)	3.0x
Cablevision senior notes leverage ratio(e)(g)	4.8x

(a)
Collateralized indebtedness is excluded from the leverage calculation because it is viewed as a forward sale of the stock of an unaffiliated company and the Company's only obligation at maturity is to deliver, at its option, the stock or its cash equivalent.

(b)	Leverage ratios are based on face amount of outstanding debt.

(c)	AOCF is annualized based on the second quarter 2015 results, as reported.

(d)
Reflects the net debt to cash flow ratio as defined in the CSC Holdings’ credit facility debt agreement (which excludes approximately $2.8 billion of Cablevision’s senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries). The annualized AOCF (as defined) used in the Restricted Group leverage ratio was $1.933 billion.

(e)	Includes CSC Holdings’ guarantee of Newsday LLC’s $480 million senior secured credit facility.

(f)
Reflects the debt to cash flow ratio applicable under CSC Holdings' senior notes and debentures indentures (which excludes approximately $2.8 billion of Cablevision’s senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries). The annualized AOCF (as defined) used in the CSC Holdings notes and debentures leverage ratio was $1.931 billion.

(g)
Adjusts the debt to cash flow ratio as calculated under the CSC Holdings notes and debentures leverage ratio to include approximately $2.8 billion of Cablevision’s senior notes plus $611 million of Cablevision’s senior notes that were contributed to Newsday Holdings LLC.

CABLEVISION SYSTEMS CORPORATION
CAPITAL EXPENDITURES
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,
	2015	2014

Customer premise equipment	$60,215	$68,191
Scalable infrastructure	61,581	72,030
Line extensions	6,244	7,428
Upgrade/rebuild	18,859	11,772
Support	39,098	47,834
Cable	185,997	207,255
Lightpath	23,062	26,097
Other(a)	5,615	5,766
Total Cablevision	$214,674	$239,118

	Six Months Ended June 30,
	2015	2014

Customer premise equipment	$102,808	$124,995
Scalable infrastructure	101,564	118,859
Line extensions	12,725	8,664
Upgrade/rebuild	31,000	19,391
Support	71,471	80,671
Cable	319,568	352,580
Lightpath	46,794	52,967
Other(a)	14,943	19,646
Total Cablevision	$381,305	$425,193

(a)	Other primarily includes Newsday, News 12 Networks, Cablevision Media Sales Corporation and Corporate.